Exhibit 5(iii) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

                                                    EXHIBIT C
                                                     to the
                                          Investment Advisory Contract

                                        Federated Aggressive Growth Fund

         For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1% of the average daily net assets of the Fund.

         The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1% applied to the daily net assets of the Fund.

         The advisory fee so accrued shall be paid to Adviser daily.

         Witness the due execution hereof this December 1, 1996.



  Attest:                         Federated Management



/s/ Stephen A. Keen               By:  /s/ J. Thomas Madden
Secretary                             Executive Vice President



Attest:                           Federated Equity Funds




/s/ S. Elliott Cohan              By:  /s/ Richard B. Fisher
Assistant Secretary                   Vice President: